BEST ENERGY ANNOUNCES FISCAL YEAR-END RESULTS AND STRONG FINANCIAL PERFORMANCE FOR NEWLY ACQUIRED SUBSIDIARIES

HOUSTON – (PR NEWSWIRE) – May 6, 2008 – Best Energy Services, Inc. (OTCBB:BEYS), a U.S. energy equipment and services provider, today announced its financial results for the fiscal year ended January 31, 2008,  including the audited historical and pro forma results for newly acquired subsidiaries Bob Beeman Drilling Company and Best Well Service, Inc.

Audited Financial Highlights

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Prior to the noted acquisitions in February of this year, the predecessor company Hybrook Resources, Inc. was a development stage company with no reported revenues since its inception on October 31, 2006.  Net loss for the 12 months ended January 31, 2008 totaled approximately $98,000, or $0.01 loss per share, compared to a net loss of approximately $20,000, or $0.00 loss per share, reported for the same 12 month period in 2007.  Hybrook’s cumulative net loss since its inception totaled approximately $118,000.

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For the 12 months ended December 31, 2007, revenues from Best Well Service, Inc. rose 3.3% to $17.75 million compared to $17.18 million in the prior year.  Net income for 2007 totaled $2.45 million, decreasing modestly from net income of $2.46 million reported for 2006.

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Revenues generated by Bob Beeman Drilling Company totaled $4.65 million in 2007, declining 18.3% from revenues of $5.69 million reported for 2006.  On a year-over-year basis, net income jumped to $1.54 million from a net loss of approximately $366,000.

Highlights of Unaudited Pro Forma Consolidated Results

The unaudited consolidated pro forma results for the year ended January 31, 2008 are presented to show the Company’s financial performance if the Best Well and Beeman Drilling acquisitions had occurred as of the beginning of the period.

•	Pro forma consolidated revenues totaled $22.40 million.
•	Pro forma income from operations was $4.34 million.
•	Pro forma net income was approximately $114,000, or $0.01 earnings per share.

In late February 2008, the Company acquired certain assets of American Rig Housing, a Houston-based company focused on renting living quarters, field offices and ancillary equipment to support remote oil and gas field operations throughout the country.  American Rig Housing booked approximately $1.4 million in pro forma revenue that has not been reflected in the pro forma consolidated revenues noted above.

Commenting on the results, Larry Hargrave, Chairman and CEO of Best Energy Services, noted, “Although the year end results reflect that Best Energy has established a very solid platform on which to build a compelling, high growth energy equipment and services company, it doesn’t tell the story of how the execution of our integration and growth strategies are coalescing as we had planned.  As the year advances, we look forward to demonstrating through sound quarterly financial performance the fact that we are indeed building a powerful new brand that will command industry attention and broad market support.”

Best Energy will host a teleconference on Tuesday, May 6, 2008, beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments.  The conference call can be accessed via telephone by dialing toll free 1-800-257-7063 or via the web at www.BEYSinc.com.  For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.BEYSinc.com.

To view in-depth information regarding these results, please refer to the related Forms 10-K and 8K/A filed with the U.S. Securities and Exchange Commission.  You can access these and other informative Company filings via the Internet by visiting www.sec.gov or www.BEYSinc.com.

About Best Energy Services, Inc.
Based in Houston, Texas, Best Energy Services, Inc. is a leading drilling and ancillary services provider to the domestic oil, gas and mining industries.  Through its subsidiaries, Best Well Service, Inc. and Bob Beeman Drilling Co., and its American Rig Housing operations, the Company is actively engaged in supporting the exploration, production and/or recovery of oil, gas, water and mineral resources in Arizona, Colorado, Kansas, New Mexico, Nevada, Oklahoma, Texas and Utah.  For more information, please visit www.BEYSinc.com.

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

FOR MORE INFORMATION, PLEASE CONTACT
Best Energy Services, Inc.
Jim Carroll, Chief Financial Officer
713-933-2600
or
Elite Financial Communications Group/Elite Media Group
Dodi B. Handy, President and CEO
407-585-1080 or via email at BEYS@efcg.net